EXHIBIT 10.30

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Termination Agreement") is entered into as of September 16, 2015 (the "Termination Date") between:

Palatin Technologies, Inc., a United States company operating under the laws of the United States of America and under the laws of the State of Delaware, with a principal place of business at 4-B Cedar Brook Drive, Cranbury, New Jersey 08512, USA ("Palatin"),

and:

Chemical Works of Gedeon Richter Plc., a Hungarian company operating under the laws of Hungary with a principal place of business at Gyömrői út 19-21, Budapest 1103, Hungary ("Gedeon Richter").

Palatin and Gedeon Richter are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

Recitals

WHEREAS:

A.	Palatin and Gedeon Richter entered into a License Agreement (as hereinafter defined); and

B.	The Parties desire to terminate to the License Agreement in its entirety by mutual written agreement in accordance with the terms and conditions set forth in this Termination Agreement.

NOW, THEREFORE, Palatin and Gedeon Richter agree as follows:

1.	DEFINITIONS

1.1 Except as set forth herein, any and all capitalized terms used and not otherwise defined in this Termination Agreement shall have the meanings ascribed to such terms in the License Agreement.

1.2 For the purposes of this Termination Agreement, the following terms shall have the respective meanings set forth below:

1.3 "Close-Out Activities" shall have the meaning contained in Section 2.2.

1.4 "Gedeon Richter Releasees" shall have the meaning contained in Section 2.5.1.

1.5 "Gedeon Richter Releasors" shall have the meaning contained in Section 2.5.2.

1.6 "General Know How" shall have the meaning contained in Section 4.1.

1.7 "License Agreement" means that certain License, Co-Development and Commercialization Agreement, dated August 29, 2014, between Palatin and Gedeon Richter.

1.8 "Palatin Releasees" shall have the meaning contained in Section 2.5.2.

1.9 "Palatin Releasors" shall have the meaning contained in Section 2.5.1.

1.10 "Transition Completion Date" means October 31, 2015.

2.	TERMINATION OF LICENSE AGREEMENT

2.1 Termination. Effective as of the Termination Date, the Parties hereby terminate the License Agreement in its entirety. Notwithstanding Section 14.6.2 of the License Agreement, except as otherwise expressly set forth in this Termination Agreement all rights and obligations of the Parties under the License Agreement shall cease, including, without limitation, (a) all license grants under the License Agreement, and (b) Gedeon Richter’s right of first offer and negotiation pursuant to Section 2.5 of the License Agreement. Notwithstanding the foregoing or anything to the contrary in the License Agreement, the terms of Section 10.1 (Confidential Information), Section 10.2 (Public Domain), Section 10.3 (Legal Disclosures), Section 10.4 (Permitted Use and Disclosures), Section 10.7 (Confidential Terms), Section 13 (Indemnification) and Section 15 (Governing Law, Disputes and Arbitration) shall remain in full force and effect for a period of fifteen (15) years after the Termination Date.

2.2 Close-Out Activities. The Parties, under the oversight of the Joint Steering Committee, shall complete the activities set forth in this Termination Agreement and Exhibit A hereto (collectively, the "Close-Out Activities"). If after reasonable discussion and good faith consideration of each Party's view on a particular matter before the Joint Steering Committee relating to the Close-Out Activities, the Joint Steering Committee is unable after a period of ten (10) Business Days to reach consensus on such matter, then either Party may refer such matter to the Parties' respective Chief Executive Officers for good faith negotiation and resolution in accordance with Section 4.3 of this Termination Agreement.

2.3 Diligence. Each Party will use Commercially Reasonable Efforts to perform its respective obligations with respect to the Close-Out Activities with the goal of completing the Close-Out Activities no later than the Transition Completion Date. In the event that, despite applying the foregoing level of diligence, Gedeon Richter does not complete one or more of the Close-Out Activities assigned to it prior to the Transition Completion Date, then Gedeon Richter shall use its best efforts to complete such activities as quickly as possible thereafter.

2.4 Transition Assistance. As part of the Close-Out Activities, Gedeon Richter, in accordance with this Section 2.4, shall assist Palatin, with Palatin's cooperation, as may be reasonably necessary for Palatin to continue the Development of Products in the Field throughout the Territory. For the avoidance of doubt, such assistance by Gedeon Richter shall include the activities set forth in Exhibit A hereto, as well as the following:

2.4.1 Intellectual Property Transfer. Gedeon Richter hereby assigns to Palatin, effective on the Termination Date, Gedeon Richter's entire right, title and interest in and to all Gedeon Richter Know-How and all inventions, whether patentable or not, derived from such Gedeon Richter Know-How (and Gedeon Richter appoints Palatin its attorney in fact solely to make such reassignments and authorizes Palatin to make such re-assignments). Gedeon Richter shall disclose each such invention to Palatin within ten (10) Business Days after the Termination Date. Gedeon Richter shall execute and deliver to Palatin a deed of assignment for each such invention, in a mutually agreeable form, within thirty (30) days after the Termination Date. Palatin shall be responsible for recording all such assignments, and Gedeon Richter and its successors and assigns shall (i) reasonably cooperate with Palatin's efforts to do so, including satisfying the assignment and recording requirements of relevant patent offices and (ii) reimburse Palatin for all reasonable and documented out-of-pocket expenses incurred by Palatin in connection with this Section 2.4.1.

2.4.2 Materials, Data and Information Transfer. Unless otherwise prohibited by applicable laws or contract, Gedeon Richter shall promptly return, transfer and assign to Palatin or its designee all materials relating to the Development and Commercialization of Products, including all Palatin Know-How in tangible form, all Gedeon Richter Know-How in tangible form, all Information, all Materials, all major regulatory submissions and other regulatory materials prepared by or on behalf of Gedeon Richter pursuant to the Gedeon Richter Development Plan, all Third Party agreements (provided that, to the extent required, the Third Party gives its prior written consent to the assignment of the relevant agreement to Palatin) and any other items relating to the Products, all of which shall be deemed confidential Information of Palatin (and not of Gedeon Richter). For any of the foregoing documentation, data and information that is to be transferred to Palatin and is not in English, Gedeon Richter will, upon the request of Palatin, translate the foregoing into English and deliver true and accurate, in all material respects, translations thereof to Palatin. All such information shall be transferred to Palatin or its designee in an organized and clear manner, with all documents and files clearly labeled. Notwithstanding the foregoing, Gedeon Richter and/or Gedeon Richter's counsel may retain one (1) copy of tangible Palatin Know-How and Gedeon Richter Know-How for archival purposes and for ensuring compliance with Article 10 of the License Agreement.

2.5 Mutual Releases; Indemnification for Future Activities.

2.5.1 In consideration for the terms set forth in this Termination Agreement, Palatin, on behalf of itself and its Affiliates, and the directors, officers, stockholders and employees of such entities and the successors and assigns of the foregoing (the "Palatin Releasors"), hereby fully releases Gedeon Richter and its Affiliates and the directors, officers and employees of such entities (the "Gedeon Richter Releasees") from any and all claims, actions, causes of action, liabilities, damages, judgments and demands of any kind, whether known or unknown that the Palatin Releasors had, has, may have or ever claim to have against the Gedeon Richter Releasees, under or directly or indirectly related to the License Agreement, except to the extent of existing rights and obligations of the Parties under the License Agreement that survive as provided in Section 14.6.2 of the License Agreement or as otherwise provided herein. For clarity, the foregoing provision shall not release Gedeon Richter Releasees with respect to (i) Gedeon Richter's gross negligence or violation of laws; or (ii) a claim, suit or proceeding made or brought by any Third Party to the extent that indemnification is owed to a Palatin Indemnitee in accordance with Section 13 of the License Agreement and otherwise to the extent that a claim, suit or proceeding made or brought by any Third Party is caused by or arises from the conduct of a Gedeon Richter Releasee.

2.5.2 In consideration for the terms set forth in this Termination Agreement, Gedeon Richter, on behalf of itself and its Affiliates, and the directors, officers, stockholders and employees of such entities and the successors and assigns of the foregoing (the "Gedeon Richter Releasors"), hereby fully releases Palatin and its Affiliates and the directors, officers and employees of such entities (the "Palatin Releasees") from any and all claims, actions, causes of action, liabilities, damages, judgments and demands of any kind, whether known or unknown that the Gedeon Richter Releasors had, has, may have or ever claim to have against Palatin Releasees, under or directly or indirectly related to the License Agreement, except to the extent of existing rights and obligations of the Parties under the License Agreement that survive as provided in Section 14.6.2 of the License Agreement or as otherwise provided herein. For clarity, the foregoing provision shall not release Palatin Releasees with respect to (i) Palatin's gross negligence or violation of laws; or (ii) a claim, suit or proceeding made or brought by any Third Party to the extent that indemnification is owed to a Gedeon Richter Indemnitee in accordance with Section 13 of the License Agreement and otherwise to the extent that a claim, suit or proceeding made or brought by any Third Party is caused by or arises from the conduct of a Palatin Releasee.

2.5.3 Without limiting the obligations of either Party under Section 13 of the License Agreement or under this Termination Agreement, Palatin further agrees that it shall defend, indemnify and hold the Gedeon Richter Indemnitees harmless from and against any and all claims, suits or proceedings made or brought by any Third Party to the extent that such claim, suit or proceeding arises out of, is based on, or results from the manufacture, use, handling, storage, sale or other disposition of the Product by Palatin, its Affiliates or any Third Party on behalf of Palatin after the Termination Date. The foregoing indemnity obligation shall not apply to the extent that the Gedeon Richter Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 of the License Agreement and Palatin's defense of the claim, suit or proceeding is prejudiced by such failure.

2.5.4 Nothing in this Termination Agreement shall be deemed to release, acquit or discharge either Party, or its Affiliates, its agents, representative, employees, officers, directors, attorneys, successors and assigns, from its obligations under this Termination Agreement or any claim arising from any breach of such obligations.

2.6 Collaboration Funding and Payments. As of the Termination Date, each Party has made all payments payable to the other Party pursuant to the License Agreement, if any, including pursuant to Sections 7 and 8 of the License Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF GEDEON RICHTER

3.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Termination Date as follows:

3.1.1 Due Organization. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation (as set forth in the recitals of this Termination Agreement), and has full corporate or other power and authority to enter into this Termination Agreement and to carry out the provisions hereof.

3.1.2 Due Execution. The execution, delivery and performance by such Party of this Termination Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws.

3.1.3 Binding Agreement. This Termination Agreement, when executed and delivered by both Parties, is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof.

3.1.4 Authorization. Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for such Party to perform such Party’s obligations under this Termination Agreement.

3.1.5 False Statement. Neither such Party, nor any officer or employee of such Party, has knowingly made an untrue statement of a material fact to any regulatory authority with respect to the Product, or has knowingly failed to disclose a material fact required to be disclosed to any regulatory authority with respect to the Product.

3.2 Gedeon Richter’s Additional Representations and Warranties. Gedeon Richter represents and warrants to Palatin that, as of the Termination Date:

3.2.1 Gedeon Richter has not sublicensed, assigned, encumbered or transferred any of the rights granted to Gedeon Richter in Section 2.1 of the License Agreement.

3.2.2 Gedeon Richter has not sublicensed, assigned, encumbered or transferred any rights with respect to Gedeon Richter Know-How.

3.2.3 Gedeon Richter has kept Palatin informed of major regulatory developments relating to the Product.

3.2.4 Exhibit B constitutes a complete list of Gedeon Richter's material activities related to the Product ongoing as of the date hereof.

4.	MISCELLANEOUS

4.1 Confidential Information. Sections 10.1, 10.2, 10.3 and 10.4 of the License Agreement shall apply to all Information furnished by one Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Termination Agreement. All Information received, developed and/or authored by Gedeon Richter in respect of the Products and the activities undertaken of Gedeon Richter pursuant to the License Agreement and/or this Termination Agreement constitute confidential Information of Palatin and is subject to the on-going confidentiality and nondisclosure obligations set forth in Section 10 of the License Agreement; provided, however, that Gedeon Richter retains all its rights and interest in any General Know-How (as hereinafter defined) included within such Information. For the purpose of this Termination Agreement, “General Know-How” shall mean any Information (other than Product-specific Information) that is generally applicable to the research, development, and marketing activities of Gedeon Richter and is part of Gedeon Richter’s day-by-day operations.

4.2 Public Disclosure. Except as otherwise required by law (including regulations promulgated by the US Securities and Exchange Commission) or the rules of Hungary's Stock Exchange or the NYSE MKT, neither Party shall make any public disclosure of the terms of this Termination Agreement without the prior approval of the other Party. Each Party shall submit any such public disclosure to the other Party for review and approval prior to public disclosure, which approval shall not be unreasonably withheld. If such other Party does not respond within five (5) Business Days after receipt, the public disclosure shall be deemed approved in the form originally proposed. Notwithstanding the foregoing:

4.2.1 In the case of any Required Disclosure by Palatin, the Required Disclosure may include (a) a statement substantially in the form set forth in Exhibit C-1 hereto and (b) the filing of a redacted copy of this Termination Agreement in substantially the form attached as Exhibit C-2 hereto.

4.2.2 In the case of any Required Disclosure by Gedeon Richter, Gedeon Richter shall provide copies of the Required Disclosure to Palatin reasonably in advance of such filing or other disclosure for Palatin’s review and comment (but not approval). Gedeon Richter shall consider in good faith any comments provided by Palatin with respect to the content of the Required Disclosure, including with respect to the redaction of this Termination Agreement and any other agreement that is to be filed or otherwise publicly disclosed in connection with the Required Disclosure.

4.3 Disputes and Arbitration.

4.3.1 In the event of a dispute arising between the Parties concerning the interpretation or performance of this Termination Agreement, upon either Party’s written request, the matter will be submitted to the Chief Executive Officers of the Parties for good faith negotiation and resolution. In the event the Chief Executive Officers are also unable to resolve such dispute within ten (10) Business Days after such request is received, either Party may invoke the provisions Section 4.3.2.

4.3.2 Except with respect to disputes relating to intellectual property or confidentiality obligations under this Termination Agreement, any dispute, controversy or claim arising out of or in relation to this Termination Agreement, including the validity, invalidity, breach or termination thereof which cannot be settled amicably by the Parties in accordance with Section 4.3.1 shall be resolved by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with such rules. Any arbitration shall be held in Zurich, Switzerland and conducted in English by a panel of three arbitrators. The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding the claims, counterclaims, issues, or accounting presented to the arbitrators. Notwithstanding the foregoing, each Party may at any time pursue equitable remedies, including without limitation injunctive relief, to protect its confidential Information and its intellectual property rights. With respect to disputes relating to intellectual property or a breach of the confidentiality obligations under this Termination Agreement, each Party shall have the right to pursue any legal or equitable remedy available to it under applicable laws.

4.4 Assignment. This Termination Agreement may not be assigned or otherwise transferred by either Party to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Termination Agreement, without such consent, to its Affiliate or to a Third Party in connection with a Change of Control or, in the case of Palatin, any other transaction in which its Affiliate or a Third Party acquires, by merger, sale of assets, license or otherwise, rights with respect to the Development and/or Commercialization of the Product in the Field. Any successor or permitted assignee of rights and/or obligations hereunder shall, prior to such assignment or Change of Control, agree in writing to assume the existing and future obligations, rights, title and interest in, to and under this Termination Agreement of the Party with which it is entering into such Change of Control transaction. If any successor or permitted assignee of rights and/or obligations hereunder does not provide such written assumption prior to such assignment or Change of Control, this Termination Agreement shall be deemed to have been materially breached by the Target Party immediately prior to the consummation of the Change of Control. This Termination Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this Section 4.5 shall be null, void and of no legal effect.

4.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, in each case to the Parties' respective addresses specified below, or such other address as may be specified by written notice delivered to the other Party in accordance with this Section 17.3:

If to Palatin: Palatin Technologies, Inc. 4-B Cedar Brook Drive Cranbury, New Jersey 08512 USA	If to Gedeon Richter: Chemical Works of Gedeon Richter Plc. Budapest 1103 Gyömrői út 19-21. Hungary

4.6 Advice of Counsel. Palatin and Gedeon Richter have each consulted counsel of their choice regarding this Termination Agreement, and each acknowledges and agrees that this Termination Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

4.7 Governing Language. This Termination Agreement has been executed in English. If any translation of this Termination Agreement conflicts with the English version or contains terms in addition to or different from the English version, the English version shall prevail. All notices required or permitted to be given under this Termination Agreement, and all written, electronic, oral or other communications between the Parties regarding this Termination Agreement, shall be in the English language.

4.8 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further consents, documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Termination Agreement.

4.9 Severability. In the event that any provisions of this Termination Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Termination Agreement shall remain in full force and effect without said provision. In such event the Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties entering this Termination Agreement.

4.10 Waiver. It is agreed that no waiver by either Party hereto of any breach of default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

4.11 Complete Agreement. This Termination Agreement and the provisions of the License Agreement which, pursuant to this Termination Agreement, shall continue to apply constitute the entire agreement between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.

4.12 Governing Law. This Termination Agreement shall be governed in all respects by the laws of Switzerland, including its conflicts of laws principles.

4.13 Headings. The captions to the several Articles and Sections hereof are not a part of this Termination Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

4.14 Counterparts. This Termination Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(signature page follows)

IN WITNESS WHEREOF Palatin and Gedeon Richter have executed this Agreement by their respective duly authorized representatives.

PALATIN TECHNOLOGIES, INC.	CHEMICAL WORKS OF GEDEON RICHTER PLC.

Date: September 16, 2015	Date: 15th September 2015

By: /s/ Carl Spana	By: /s/ Árpád Götze

Print Name: Carl Spana	Print Name: Árpád Götze

Title: President and Chief Executive Officer	Title: Director, Business Development

Date: September 16, 2015	Date: 15th September 2015

By: /s/ Stephen T. Wills	By: /s/ György Németh

Print Name: Stephen T. Wills	Print Name: Dr. György Németh

Title: Chief Financial Officer and Chief Operating Officer	Title: Director, Medical Division